Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Blue Ridge Paper Products Inc.

We consent to the use of our report included herein, dated March 11, 2004, with respect to the consolidated financial statements of Blue Ridge Paper Products Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the registration statement.

Greenville, South Carolina

March 25, 2004